Exhibit 10.37

MANAGING DIRECTOR EMPLOYMENT AGREEMENT
(Geschftsfhrerdienstvertrag)
(this "Agreement")

Between

Harman Management GmbH
Im Stockmaedle 1
76303 Karlsbad
Germany

represented by its shareholder (Shareholder) Harman International Industries, Inc.

- hereinafter referred to as the Company -

and

Dr. Klaus Blickle
Heidelsteinstrasse 2
36093 Dirlos
Germany

- hereinafter referred to as the "Executive" -

Article 1
Position and Scope of Duties

1.1
The Company shall employ the Executive as a managing director (Geschftsfhrer) with joint signing authority.  For purposes of this Agreement, the term "Automotive Division" shall refer to the Company, Harman Holding GmbH & Co KG, and all of their Affiliates (as hereinafter defined) involved in the worldwide operations of the Shareholders automotive OEM business.  The Executive shall also serve as a member of the Shareholders Executive Committee.

The Executives title shall be "Chief Executive Officer (CEO) of the Harman Automotive Division of Harman International".  The Executive shall have full P&L responsibility for the world-wide operations of the Automotive Division including sales, engineering, manufacturing, finance, human resources and IT, subject to operating and reporting guidelines as approved by the Shareholders representative (as defined in Section 1.3 below).

1.2
The Executive shall perform his duties by observing the diligence of a prudent businessman and in accordance with the provisions of this Agreement; the Company's Articles of Association (Gesellschaftsvertrag); the general and specific directives or instructions given by the supervisory board (Aufsichtsrat), if any, or the Shareholder (including its Group Authority Regulation) or any designees of the Shareholder; any Management By-Laws (Geschftsordnung) that may hereafter be established or amended; and in accordance with applicable law.

1.3
The Shareholder hereby appoints its Chief Executive Officer (CEO) as its designee, and the Executive shall report directly to such designee, subject to later amendment by the Shareholder.  Any actions required or permitted to be taken by the Shareholder hereunder may be taken by the Shareholders designee.

1.4
The responsibility of the Executive (subject to the limitations contained herein, in the Articles of Association and Management By-Laws of the Company, the Group Authority Regulation of the Shareholder (Group Authority Regulation), and otherwise under applicable law) shall include, without limitation, the following, subject to later amendment by the Shareholder:

(a)	the preparation and submission to the Shareholder of the annual budgets and strategic plans of the Automotive Division;

(b)	the management of the Automotive Division in accordance with budgets and strategic plans approved by the Shareholder;

(c)	advising the Shareholder of the material activities and operations of the Automotive Division on a timely, on-going basis;

(d)
hiring and firing management personnel (except as to managing directors) and overseeing the hiring of such other salaried and hourly rated employees as may be required for the proper and efficient conduct of the business of the Automotive Division within the scope of the Executive's authority;

(e)
the making of commitments on behalf of the Automotive Division, or any business unit of the Automotive division, other than those commitments requiring the approval of the Shareholder as provided by law, the Companys Articles of Association, any Management By-Laws, the Group Authority Regulation or this Agreement; provided, however, that the signing authority of the Executive shall not be sole signing authority;

(f)
seeking the approval of the Shareholder in respect of any matter involving or affecting the Automotive Division or its business which is out of the ordinary and usual course of business of the Automotive Division; and

(g)	carrying out the directives of the Shareholder.

1.5
The Executive shall devote his full working time and ability to the Automotive Divisions business.  The Executive shall not engage in any other activity for remuneration or any other activity that normally would give entitlement to remuneration, including any part-time work, without the prior written consent of the Shareholder in each instance.  The Executive may be required by the Shareholder to serve in management positions for affiliates as defined in accordance with Section 15 of the German Stock Corporation Act ("Affiliates") without further or additional remuneration.  The Executive shall not serve on the supervisory board, advisory board (Beirat) or similar corporate function of another company without the prior written consent of the Shareholder.

1.6
The Company reserves the right to assign additional areas of responsibility to the Executive.  At the request of the Shareholder, within the framework of this Agreement and the areas of responsibility assigned to the Executive, the Executive will also work for other national and international companies of the Harman Group.

1.7
Notwithstanding the internal authority of the Executive as determined by the Shareholder and its representative, the Executive shall, with respect to the exercise of his statutory representation authority, be required to seek the approval of the Shareholder for any activities for which the Shareholders approval is required under the Group Authority Regulation or under Management By-Laws and/or Articles of Association of the Company, either now existing or later adopted or amended.

1.8	The Executive shall be entitled to coverage as a beneficiary under the Shareholders Directors and Officers Liability insurance policy.

Article 2

Termination, Notice and Severance

2.1
This Agreement commences with effect as of July 1, 2008 or earlier if agreed by the parties (the Commencement Date).  This Agreement may be terminated by either party without giving any reason therefor upon at least six months prior written notice to the other party; provided, however, that any termination under this section shall be effective no earlier than June 30, 2011.  Notice by the Executive must be in writing, must be delivered to the Shareholder and shall be effective upon delivery.  An extraordinary termination pursuant to Section 626 BGB (Termination for Cause) is not affected by these rules.

2.2
At any time during the term of this Agreement, the Shareholder is entitled to relieve the Executive from his obligation to work.  In such a case, the Executive shall not engage in any activity during the term of this Agreement for which he is, will be, or would normally be entitled to remuneration without the prior written consent of the Shareholder.

2.3
In the event of relief of the Executive from his obligation to work, the Executive shall continue to be entitled during the term of this Agreement to compensation and benefits as provided for in this Agreement, subject to the specific terms of those provisions, but only for as long as Executive has not been employed by another employer.

Article 3

Secrecy/Business Records

3.1
The Executive shall not disclose to any third party, or use for his personal gain, any confidential, technical or other business information entrusted to him, or which has otherwise become known to him and which relates to the Automotive Division, the Company or to any of its Affiliates.  In particular, the Executive shall not disclose any confidential or proprietary information concerning the organization of the business, relations with customers and suppliers or technical know-how, design or intellectual property, trade secrets, or any other marketing, commercial or technical information considered confidential or proprietary by the Automotive Division.  This obligation shall not expire upon termination of Executives employment but shall remain in force.

3.2
The Executive shall use business records of any kind, including private notes, concerning the Automotive Divisions or the Companys affairs and activities, only for business purposes.  The Executive shall not make copies or extracts or duplicates of drawings, calculations, statistics, and the like, nor of any other business records, for purposes other than for the Automotive Divisions business.

3.3
Upon termination of his employment (or upon request of the CEO upon or after the giving of notice of termination), the Executive shall return to the Company of his own accord all business records and copies thereof which are in his possession.  The Executive shall have no right of retention as to any such records or copies.  The Executive shall also at such time return to the Company all keys, goods and other equipment in his possession which are the property of the Company or any of its Affiliates or to which the Company or any of its Affiliates has the right of possession.  The same applies in case the Executive is assigned a different managerial position with respect to those business records and properties that the Executive no longer needs in order to perform in his new position.

Article 4

Salary, Allowable Expenses and Other Benefits

4.1
Beginning on the Commencement Date the Executive shall receive an annual gross salary (the Salary) of 500,000 (five hundred thousand Euros) subject to annual review.  The Salary shall be payable in twelve equal monthly installments to be paid at the end of each month, all after deduction of the amounts to be withheld in accordance with law.  The Salary entitlement may not be assigned or pledged by the Executive.  The Salary includes payment for any work performed by the Executive outside of normal working hours.

4.2
Travel expenses and other necessary and adequate expenses incurred by the Executive in the furtherance of the Automotive Divisions business shall be reimbursed against proof to the extent they are reasonable and in accordance with rules applicable in Germany for tax purposes and with the then effective travel policy of the Company.

4.3
For so long as the Executive holds the position of CEO of the Automotive Division of Harman International and has not been assigned a different managerial position, in addition to his Salary, the Executive may be entitled to an annual bonus based on performance parameters as decided each year in the sole discretion of the Shareholder and on a target of 60% of his Salary in accordance with the MIC Corporate Guidelines.  The annual bonus can be up to 50% higher depending on achievement of superior results in line with the MIC Corporate guidelines.  The annual bonus shall be governed by the terms and conditions of the bonus plan and parameters for the Automotive Division.  For the fiscal year ending June 30, 2009, the annual bonus shall be guaranteed at the target level of 150,000, and payable during the month of August 2009. The parties acknowledge that the Salary already reflects the parties mutual risk should the Company release the Executive from his obligation to work, and therefore the Executive shall have no right to claim any bonus or pro rata bonus should the Company (with or without termination of this Agreement) release the Executive from his obligation to work.  It is understood and agreed by the parties that any bonus payments by the Company shall be voluntary one-time remunerations and will not result in any future obligations by the Company or any of its Affiliates.

4.4
Within thirty (30) days of the Commencement Date, the Executive will receive a one-time grant under the Shareholders 2002 Stock Option and Incentive Plan (2002 Plan) covering a total of 25,000 shares of its common stock.  Subsequent grants, if any, will be at the sole discretion of the Shareholders board of directors, and all grants will be solely governed by the terms of the option plan or program under which they are granted.

4.5
Within thirty (30) days after the third anniversary of the Commencement Date, and provided that the Executive is then employed by the Company, the Executive will be granted 5,000 shares of HII common stock under the 2002 Plan, which shares shall be non-forfeitable and non-restricted on the date of grant.

4.6	The Executive shall be entitled to a company pension in the form of an annual gross pension payment (Annual Pension), to be calculated and paid as follows:

The Annual Pension shall be in the amount of 54,000, and shall be paid in twelve (12) equal monthly installments commencing the month following the month during which the last one of the following conditions has been satisfied:

(i)	the Executive has attained the age of 60;

(ii)	the Executive is not employed by the Company or any of its Affiliates; and

(iii)	The Executive has completed three full years of consecutive active service as an employee with the Company and/or its Affiliate(s)

provided, however, that the Executive shall cease to be entitled to payment of an Annual Pension after his reemployment by the Company or any of its Affiliates.

The Annual Pension shall be increased by 18,000 for each full year of active service under this Agreement completed between June 30, 2011 and June 30, 2013.

The right to payment of an Annual Pension hereunder shall cease upon the Executives death; provided, however, that, in case of the Executives death during his employment with the Company, the Executives spouse shall not be entitled to an Annual Pension, but shall instead be entitled to a death benefit in the form of a one-time payment in an amount equal to the Executives eligible salary.

For purposes of this Section 4.6, the term eligible salary shall mean the average annual salary pursuant to Section 4.1 of this Agreement paid to the Executive during the Executives last five consecutive years of employment with the Company.  The term eligible salary shall not include any other kind of payments, benefits, or compensation made or granted to the Executive.

4.7	In addition, the Executive shall be entitled to participate in the Companys benefit plans. The Company will also provide for the following insurance payments under policies issued by LVM:

a)	Risk life insurance: NR 3.229.580.107 - annual payment of 16,500 (sixteen thousand five hundred Euros).

b)	Risk Insurance: NR 3.229.600.108 - annual payment of 8,000 (eight thousand Euros).

c)	Direct Insurance: NR 3.227.733.100 - annual payment of 1,800 (one thousand eight hundred Euros).

4.8
It is the Companys and the Executives mutual intention that the Executive relocate to Karlsbad or surrounding area.  Upon submission of the respective invoices according to Company policy, the Executive shall be entitled to reimbursement by the Company of the following relocation expenses:

a)	reasonable closing costs;

b)
reasonable moving costs for normal household goods and personal possession with certain exceptions (e.g., the Company will not pay for transportation of antiques, automobiles, art collections and other special items);

c)	reasonable flat accommodation in Karlsbad for a period of 7 months; monthly rental amount of the flat is subject to the approval of the CEO.

4.9.
The Company shall provide to the Executive a company car, in accordance with its policy for executives at similar levels.  The Company shall bear those car expenses (e.g., insurance, car tax, repairs) that are associated with the business use of the company car.  The Executive may use the company car for private purposes.  Any taxes imposed with respect to such private usage shall be borne by the Executive.

4.10	The Company shall also reimburse Executive up to an annual maximum amount of 8,000 (eight thousand Euros) for tuition for Executives dependent children.

Article 5

Vacation

The Executive shall be entitled to an annual vacation of thirty (30) working days excluding Saturdays.  The time of vacation shall be determined in consultation with the Shareholder and the other managing directors of Company, taking into consideration the personal preferences of the Executive and the interests of the Automotive Division.  In the year of termination of this Agreement, the entitlement to vacation shall be calculated on a pro rata basis.

Article 6

Sickness

In case the Executive is temporarily unable to perform his duties as Executive due to sickness or absence not caused by the Executive's negligence, Company shall continue to pay the Executive the Salary for a period of six weeks and, after such period, for a period of 6 months minus six weeks, the difference between the statutory sickness allowance and the Executives latest net income from Salary, but the Executive shall assign to Company any claims the Executive may have against third parties relating to such sickness or absence.

Article 7

Inventions

7.1
Any invention, design, concept, mark, know-how or other intellectual property which arises out of the Executive's activities for the Company or which is made with respect to the experience, work or business of the Automotive Division (work-related intellectual property or "WIP") becomes the property of the Company without compensation.

7.2
Inventions, designs, concepts, marks, know-how or other intellectual property which do not represent WIP (free intellectual property or "FIP") must be reported to the Shareholder in writing immediately.  The Shareholder, on behalf of the Company, may take an interest in FIP with or without limitations.  The Shareholder must report its intention to the Executive within four (4) months of the report of the FIP by the Executive to the Shareholder.

7.3
In case of restricted acquisition of FIP, the Company shall receive a joint use right based on terms provided by the Company; in the case of total acquisition, all rights in the FIP go to the Companies.  The Shareholder and the Executive will agree on compensation according to the provisions of the Law Concerning Inventions Made by Employees and the regulations issued in connection with said law, which law shall apply in any case in case any portion of this Article 7 is unenforceable, but only to the extent of such unenforceability.

Article 8

Covenant Not to Compete

8.1	During the term and until the effective date of termination or expiration of this Agreement the Executive shall not:

(a)
lend money to or engage, participate, assist, invest or have an equity interest, directly or indirectly, whether as partner, owner, consultant, agent or otherwise, in any business or enterprise that is in competition with any business activity of the Company or any of its Affiliates or is in competition with the sale of any products sold by the Automotive Division as exclusive dealer other than by holding less than 5% of the shares, voting or otherwise, in a publicly-traded company quoted on a recognized stock exchange;

(b)
engage, hire, suggest or assist in or influence the engagement or hiring by any competing business or enterprise of, any salesman, distributor, supplier, employee or officer of the Company or any of its Affiliates, or otherwise cause or encourage any person having a business relationship with the Company or any of its Affiliates to sever such relationship with, or commit any act inimical to, the Company or any of its Affiliates;

(c)
use or divulge to others the customer or supplier lists of the Company or any of its Affiliates or, directly or indirectly, whether as a partner, owner, consultant, agent or otherwise, solicit or transact business with any customers or suppliers of the Company or any of their Affiliates; or

(d)	cause or permit any person, legal or otherwise, directly or indirectly under control of the Executive to do any of the foregoing.

8.2
During the term and upon termination of this Agreement and for a period of two years thereafter, the Executive shall not solicit or entice any officer, director or employee of the Company or any of its Affiliates to leave their employment with the Company or its respective Affiliate.

8.3
If the Executive breaches any of the obligations contained in this Article 8, for each such instance of breach the Executive shall pay the Company a penalty in the amount of 15,000..  Each week of continuing breach shall constitute an additional instance of breach.  In addition, the Executive shall be required to reimburse the Company for any additional damages suffered by it and any of its Affiliates by reason of such breach.

Article 9

Other Provisions

9.1	Any amendments or supplements to this Agreement must be in writing signed by both the Executive and the Shareholder in order to be effective, including any amendment to this provision.

9.2	The English language version of this Agreement shall be controlling in all respects, irrespective of the existence of a translation hereof into the German language.

9.3
This Agreement represents the entire agreement and understanding of the parties and supersedes and cancels any prior written or oral agreement between the Executive and the Company and its Affiliates or any of them, including, without limitation, any prior employment agreements or arrangements, whether written or oral.

9.4	This Agreement shall be governed by the laws of the Federal Republic of Germany.

9.5
The invalidity of any provision of this Agreement shall not affect the validity of the remainder hereof.  Any invalid provision or any omission, if any, in this Agreement shall be replaced by an appropriate provision which best approximates the economic arrangement intended by the parties.

9.6
All disputes arising from this Agreement, the validity of its conclusion and its interpretation, shall be decided by an arbitration court which shall have exclusive jurisdiction over such matters, and which jurisdiction shall exclude the jurisdiction by any court over such matters.  Pursuant to Article 1031, para. 5 of the Federal Rules of Civil Procedure, a special arbitration agreement is concluded thereon, which is attached to this Agreement as Exhibit 1.

Harman Management GmbH
represented by its shareholder
Harman International Industries, Inc.

By:	John Stacey	Date:	May 30, 2008
Name: John Stacey
Title: Vice President, Chief HR Officer

/s/ Klaus Blickle
Klaus Blickle		Date:	May 30, 2008

Exhibit 1

ARBITRATION AGREEMENT

between

Harman Management GmbH

and

Klaus Blickle

The parties agree hereby as follows:  All disputes arising from the Managing Director Employment Contract appended hereto between Klaus Blickle and Harman Management GmbH including its validity shall be finally settled by three arbitrators according to the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law.  The arbitration tribunal shall also decide on the validity of this arbitration agreement.  The arbitral tribunal shall apply German substantive law.  The language of the arbitration proceedings shall be English. If one party desires consideration of a document or of witness testimony in another language, that party must undertake the prior translation or simultaneous translation, respectively, of the same and alone carry such as a separate, non-refundable expense.  The place of arbitration shall be Frankfurt am Main, Federal Republic of Germany. With the exception of possible translation expenses as described above, the winning party is entitled to the award of all necessary (in accordance to 91, ZPO (German Civil Procedure Code)) costs and necessary (in accordance to 91, ZPO (German Civil Procedure Code)) expenses in connection with the proceedings (including attorneys' fees in accordance with the German Fee schedule (RVG)).

(Signature page follows)

Harman Management GmbH
represented by its shareholder
Harman International Industries, Inc.

By:	John Stacey	Date:	May 30, 2008
Name: John Stacey
Title: Vice President, Chief HR Officer

/s/ Klaus Blickle
Klaus Blickle		Date:	May 30, 2008